Exhibit 10.2

TRANSITION AGREEMENT

TRANSITION AGREEMENT (the “Agreement”) is executed November 10, 2025 (the “Effective Date”) by and among Vivakor Administration, LLC, a Texas limited liability company, and Vivakor, Inc., a Nevada corporation (hereinafter collectively referred to collectively as the “Company”) and Patrick M. Knapp, an individual (hereinafter referred to as “Knapp”).

W I T N E S S E T H:

WHEREAS, Knapp currently serves as the Executive Vice President, General Counsel, and Secretary of the Company, pursuant to that certain Executive Employment Agreement dated June 26, 2024, by and among the Company, as Company, and Knapp, as Executive (the “Employment Agreement”); and

WHEREAS, Knapp desires to resign all positions he holds with the Company and terminate his relationship with the Company, and the Company desires to accept Knapp’s resignation, as provided for herein, and mutually terminate their relationship.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged and confirmed, the parties hereby agree as follows:

1.	Resignation. Knapp resigns all positions as officer and employee of the Company effective at the close of business on the Effective Date. Except as set forth in in this Section 1, Knapp shall not be required to provide any further information or services to the Company subsequent to his resignation, except as provided herein.

a.	Signing Bonus. Upon the Resignation Date, Knapp shall deliver a medallion-guaranteed Stock Power in the form attached hereto as Exhibit A to Company returning the Signing Bonus to the Company in accordance with Section 3(a) of the Employment Agreement. Knapp and the Company stipulate and agree that in connection with the return of the Signing Bonus to the Company, that certain Lockup Agreement dated July 2, 2024 by and between Knapp and the Company, relating to the Signing Bonus, is terminated and released effective with the transfer of the Signing Bonus to the Company.

b.

Insurance & Loss Control Consulting. Knapp agrees to continue to serve as a member of the Board of Directors of Archway Insurance, Ltd. (“Archway”), as the duly-confirmed and qualified nominee of Vivakor Operating, LLC, an affiliate of the Company, and to attend and participate in all Board member-required activities at such appointed times until the earlier of March 1, 2026 or the Company’s determination to exit Archway, at which time Knapp will tender his resignation of such role concurrent with the expiration of the current captive insurance policy period or such earlier time. Until such time, Knapp will provide reasonable consulting services to the Company regarding the structuring, management, and renewal of its insurance and loss control program in exchange for the mutual promises and covenants contained in this Agreement. The Company shall reimburse Knapp for reasonable out-of-pocket travel,meal, and lodging expenses in connection with in-person meetings of the Board of Directors of Archway, within thirty (30) days of receiving an expense report relating thereto. The Company will be solely and exclusively responsible for nominating a replacement Director to Archway, including for all costs associated therewith, on or after Knapp’s resignation therefrom. For purposes of this paragraph, Knapp and the Company shall be independent contractors of one another, and stipulate and agree that no employment relationship, joint venture, partnership, or other relationship is formed by the services contemplated in this Section 1(b). Knapp shall not be obligated to provide, nor shall Knapp provide, any legal counsel, advice, or other legal services to the Company pursuant to this Agreement. Knapp’s obligation to provide services under this Agreement shall terminate upon the earlier of March 1, 2026 or the Company’s determination to exit Archway.

c.	As additional consideration for the Severance Payments, if requested by the Company, Knapp agrees to spend a reasonable amount of time assisting the Company in the transfer and/or resolution of any matters Knapp was working on for the Company prior to the Effective Date.

d.	Within five (5) business days of the Effective Date, Knapp shall deliver promptly to the Company all credit cards, computer equipment, cellular telephone, records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, that are the property of the Company and that relate in any way to the business, strategies, products, practices, processes, policies, techniques, financials, or litigation of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company that in any of these cases are in his possession or under his control, and Knapp shall also remove all such information from any personal computers that he owns or controls.

2.	Severance Payments. In full settlement and satisfaction of any amounts due Knapp for compensation from the Company, and as consideration for the continued consulting services of Knapp, Vivakor Administration, LLC and Vivakor shall pay Knapp the following sums on the following dates:

a.	$50,000.00 USD cash on the Effective Date as employment severance compensation;

b.	$50,000.00 USD cash on Friday, December 31, 2025 as consulting compensation for the services identified in Section 1, using banking information to be provided by Knapp; and

c.	Within three (3) trading day of the Effective Date, issue unrestricted shares of Vivakor, Inc. common stock under Vivakor, Inc.’s 2024 Equity and Incentive Plan as registered in its current Form S-8 Registration Statement (“S-8 Shares”) in an amount equal in value to $100,000.00 (the “Severance Shares” and the “Base Value”, respectively), priced per share based on the average closing price for the three (3) prior exchange-traded days (Sections 2.a–2.c, collectively, the “Severance Payments”).

3.	Top-Up Option. Upon the full and final disposition of all of the Severance Shares, should the aggregate cash sale value thereof equal less than the Base Value, the Company agrees to grant Knapp the irrevocable conditional option to demand issuance of additional S-8 Shares at any time within thirty (30) days of the date of his last sale of S-8 Shares in an amount equal to the remaining balance of the Base Value. This option may be exercised one or more times until the Base Value is realized in cash by Knapp. Knapp may exercise such option one or more times by written notice to the Company, together with supporting documentation of sales of such S-8 Shares, after which the Company shall have five (5) business days to issue the balance of the Base Value in S-8 Shares, valued as set forth in Section 2(c) above. This option shall expire and be of no further force or effect after final disposition and sale of S-8 Shares by Knapp in a realized cash amount equal to the Base Value. The Company may demand reasonable supporting documentation of such sales for a period not exceeding one (1) year after the last sale of S-8 Shares by Knapp, which Knapp shall provide within a reasonable time thereafter.

4.	Mutual Releases.

a.	In consideration for the Severance Payments and the benefits of this Agreement, the sufficiency of which Knapp hereby acknowledges, Knapp, and anyone who could have a legal right to assert any of Knapp’s claims against the Company on Knapp’s behalf, including but not limited to Knapp’s heirs, executors, representatives, agents, insurers, administrators, successors, and assigns (collectively, the “Knapp Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Company, its subsidiaries, affiliates, predecessors, successors, and assigns, and all of their respective officers, directors, employees, trustees, members, shareholders, and partners, in their corporate and individual capacities (collectively, the “Knapp Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, penalties, fines, fees, and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Knapp Claims”), known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with the transactions and occurrences between the parties to date, including Knapp’s employment with the Company under the Employment Agreement, including without limitation any claims under any federal, state, local, or foreign law, that Knapp Releasors may have, have ever had or may in the future have arising out of, or in any way related to Knapp’s hire, benefits, employment, termination, or separation from employment with the Company and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including, but not limited to:

i.	any claims under any local, state or federal constitution, statute, law, ordinance, bylaw, or regulation dealing with either employment, employment discrimination, retaliation, mass layoffs, plant closings, and/or employment benefits and/or those laws, statutes or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service or any other category protected by law, including all claims under Title VII of the Civil Rights Act (42 U.S.C. § 2000e et seq.); the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.); the Rehabilitation Act (29 U.S.C. § 701 et seq.); the Equal Pay Act; the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. § 729, et seq.); the Employee Retirement Income Security Act (“ERISA”) (29 U.S.C. § 1001, et seq.); the Family and Medical Leave Act (29 U.S.C. § 2601, et seq.); the Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.); the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.); all as may have been amended; and any federal, state or local law or regulation concerning securities, stock or stock options, including without limitation any claims that might be brought under the Sarbanes-Oxley Act or other federal or state whistleblower protection statutes;

ii.	any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

iii.	any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

iv.	any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs, and disbursements.

However, to the extent that the same may not legally be released or waived, this general release and waiver of Knapp Claims excludes, and Knapp does not waive, release, or discharge any claims which cannot be waived by law. Notwithstanding anything contained herein to the contrary, the releases contained in this Section 3(a) shall be effective only upon the full and indefeasible payment of the Severance Payments.

Knapp acknowledges and agrees that it is Knapp’s intention that this Agreement shall be effective as a full and final accord and satisfaction and settlement of, and as a bar to, each and every claim, demand, action, contract, covenant, cause of action, obligation, debt, controversy, promise, agreement, liability, cost, expense, and lien, as referred to and released above, that Knapp has or may have against the Knapp Releasees.

Nothing contained herein is intended to constitute or shall be construed as a waiver or release of Knapp’s right to participate in an investigation by the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal or state agency. Notwithstanding the foregoing, Knapp expressly waives and releases any right to recover any type of personal relief from the Vivakor Releasees, including monetary damages or claims for reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Knapp or on Knapp’s behalf by an administrative agency, related in any way to the matters released herein.

b.	In consideration for the benefits of this Agreement received from Knapp, the sufficiency of which the Company hereby acknowledges, the Company, and anyone who could have a legal right to assert any of the Company’s claims against Knapp on the Company’s behalf, including but not limited to the Knapp Releasees and the Company’s and their affiliates creditors, irrevocably and unconditionally fully and forever waive, release, and discharge the Knapp Releasors from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Company Claims”), known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with the transactions and occurrences between the parties to date, including Knapp’s employment with the Company under the Employment Agreement, including without limitation any claims under any federal, state, local, or foreign law, that Knapp Releasors may have, have ever had or may in the future have arising out of, or in any way related to Knapp’s hire, benefits, employment, termination, or separation from employment with the Company and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including, but not limited to:

i.	any claims under any local, state or federal constitution, statute, law, ordinance, bylaw, or regulation dealing with either employment, employment discrimination, retaliation, mass layoffs, plant closings, and/or employment benefits and/or those laws, statutes or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service or any other category protected by law, including all claims under Title VII of the Civil Rights Act (42 U.S.C. § 2000e et seq.); the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.); the Rehabilitation Act (29 U.S.C. § 701 et seq.); the Equal Pay Act; the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. § 729, et seq.); the Employee Retirement Income Security Act (“ERISA”) (29 U.S.C. § 1001, et seq.); the Family and Medical Leave Act (29 U.S.C. § 2601, et seq.); the Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.); the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.); all as may have been amended; and any federal, state or local law or regulation concerning securities, stock or stock options, including without limitation any claims that might be brought under the Sarbanes-Oxley Act or other federal or state whistleblower protection statutes;

ii.	any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

iii.	any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

iv.	any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs, and disbursements.

However, to the extent that the same may not legally be released or waived, this general release and waiver of Company Claims excludes, and the Company does not waive, release, or discharge any claims which cannot be released or waived by law. Notwithstanding anything contained herein to the contrary, the releases contained in this Section 3(b) shall be effective only upon the full and indefeasible payment of the Severance Payments.

The Company acknowledges and agrees that it is the Company’s intention that this Agreement shall be effective as a full and final accord and satisfaction and settlement of, and as a bar to, each and every claim, demand, action, contract, covenant, cause of action, obligation, debt, controversy, promise, agreement, liability, cost, expense, and lien, as referred to and released above, that the Company has or may have against the Company Releasees.

5.	Mutual Covenant Not to Sue.

a.	Knapp, on behalf of himself and the Knapp Releasors, covenants not to institute or maintain any judicial, administrative, arbitral, or other proceeding, dispute, suit, or action at law or equity against any Knapp Releasee, nor institute, prosecute or in any way aid in the institution or prosecution of any claim, demand, action, or cause of action for damages, costs, loss of services, expenses, penalties, fines, or compensation of any kind or character, resulting or to result, known or unknown, past, present, or future which are, were, might or could have been asserted against a Knapp Releasee prior to the date hereof, excluding however, the obligations of the Company pursuant to this Agreement;

b.	The Company, on behalf of itself and the Knapp Releasees, covenants not to institute or maintain any judicial, administrative, arbitral, or other proceeding, dispute, suit, or action at law or equity against any Company Releasee, nor institute, prosecute or in any way aid in the institution or prosecution of any claim, demand, action, or cause of action for damages, costs, loss of services, expenses, penalties, fines, or compensation of any kind or character, resulting or to result, known or unknown, past, present, or future which are, were, might or could have been asserted against a Knapp Releasor prior to the date hereof, excluding however, the obligations of Knapp pursuant to this Agreement.

6.	Representation. By signing this Agreement, Knapp hereby acknowledges and confirms that: (i) Knapp has read this Agreement in its entirety and understands all of its terms; (ii) by this Agreement, Knapp has been advised in writing of the right to consult with an attorney of Knapp’s choosing and has consulted with counsel to the extent Knapp believed was necessary before executing this Agreement; (iii) Knapp knowingly, freely, and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it; (iv) Knapp is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Knapp is otherwise entitled; (v) Knapp was given adequate time under all applicable laws to fully consider the terms of this Agreement; (vi) after receipt of the Severance Payments, Knapp agrees that Vivakor and/or Vivakor Administration owe him no wages, employee benefits, or other compensation or monetary amounts that were owed to Knapp (to the extent any were so owed) including, but not limited to, all salary, bonuses, commissions, business expenses, allowances, vacation pay and other employee benefits as a result of his employment, or related agreements with Vivakor and/or Vivakor Administration; (vii) once the Severance Payments are completed, all termination provisions of the Employment Agreement have been waived by Knapp or satisfied by the Company.

7.	Notices. All notices and other communications given by any party hereto in connection herewith (a) must be in writing and (b) may be served only by (i) depositing the same in the United States mail, properly addressed, postage prepaid, registered or certified mail, and with return receipt requested, (ii) delivering the same in person; or (iii) by overnight package delivery, courier, or by facsimile. Any notice or other communication deposited in the mail in the manner provided herein shall be effective upon the earlier to occur of receipt by the addressee or the expiration of three (3) days after the date on which it is so deposited, and any notice or other communication delivered in person shall be effective when it is received by the addressee. For the purpose hereof, the addresses of the parties hereto shall be as follows:

Patrick M. Knapp
3380 Townsend Dr.
Dallas, Texas 75229
Email patknapp@gmail.com

Vivakor Administration, LLC
5220 Spring Valley Rd., Ste. 500
Dallas, TX 75254
Email jballengee@vivakor.com

Any party hereto may change its address for the purposes hereof by giving written notice of such change of address to the other parties as specified herein.

8.	Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Knapp on account of non-compliance with Section 409A.

9.	Entire Agreement. This Agreement supersedes all prior negotiations, understandings and agreements between Knapp, on the one hand, and the Company, on the other hand, relating to the subject matters hereof, other than any other agreement signed contemporaneously herewith, including, without limitation, the Employment Agreement.

10.	Amendments. No alterations, modifications, amendments or changes in this Agreement shall be effective or binding on any party hereto, unless the same shall be in writing and executed by all of the parties hereto.

11.	Enforceability. This Agreement and all agreements and covenants made by the parties hereto under this Agreement shall inure to the benefit of, and be enforceable by and against, their respective heirs, successors, legal representatives and permitted assignees.

12.	Assignments. No party may assign this Agreement without the prior written consent of the other party.

13.	Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Texas. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought exclusively in any state or federal court located in the state of Texas, County of Dallas. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14.	Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision as severed from this Agreement, and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Agreement to which such declaration does not relate. In this event, this Agreement shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Agreement otherwise shall remain in full force and effect.

15.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

16.	Captions. The captions contained herein are for the purpose of reference only and shall not affect in any way the meaning, interpretation or scope of this Agreement.

17.	Waivers. Any waiver by any party hereto of any breach or violation of any provision of this Agreement by any other party shall not operate or be construed as a waiver by such party of any subsequent breach or violation thereof.

18.	Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original for all purposes, and all of which together shall constitute one and the same instrument.

(SIGNATURE PAGE TO FOLLOW)

IN WITNESS WHEREOF, the parties hereunto set their hands and seals as of the Effective Date.

PATRICK M. KNAPP

By:	/s/ Patrick M. Knapp

VIVAKOR ADMINISTRATION, LLC

By:	/s/ James Ballengee
Name:
Title:

VIVAKOR, INC.

By:	/s/ James Ballengee
Name:
Title: